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                                                                    EXHIBIT 99.1


PRESS RELEASE

       HOUSTON EXPLORATION ACQUIRES GULF OF MEXICO ASSETS FROM TRANSWORLD

HOUSTON, TEXAS - SEPTEMBER 15, 2003 - The Houston Exploration Company (NYSE:
THX) today announced that it has signed a purchase and sale agreement with Transworld Exploration and Production Inc. to acquire its entire asset base in the shallow-water Gulf of Mexico for $155 million subject to customary post-closing adjustments. The transaction has an effective date of July 1, 2003, and is expected to close on October 15, 2003.

The properties, which are 75 percent natural gas, have proven reserves of 92 billion cubic feet of natural gas equivalent. Current production is from 11 fields and is running approximately 35 million cubic feet of natural gas equivalent per day, net.

The acquired assets include 86,237 gross acres from 21 blocks. The company will operate 97 percent of the proved reserves and will have an average working interest of 65 percent.

Houston Exploration plans to fund the transaction from its bank revolver and cash on hand at the time of closing. The company expects to have a debt-to-capitalization ratio of 29 percent after the acquisition.

"This transaction is consistent with our strategy for enhancing the value of Houston Exploration on many levels," said Robert B. Catell, Houston Exploration chairman of the board. "In addition to being accretive to the Company's earnings and cash flow per share, it adds high-quality reserves to our drilling inventory," Catell added.

"We see a lot of upside to these properties which will compliment our existing production and give us a strong platform from which to launch our 2004 Gulf of Mexico drilling program," commented William G. Hargett, Houston Exploration president and chief executive officer. "Current plans include allocating $40 million to $50 million of our 2004 capital to these fields to exploit proven and unproven drilling opportunities."

Consistent with past acquisitions, the company has hedged 40 MMBtu per day during 2004 at a price of $4.96 per MMBtu to protect the acquisition economics. This is in addition to the company's existing hedge position for 2004 of 200 MMBtu per day which was previously announced.

The Houston Exploration Company is an independent natural gas and oil company engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company's operations are focused in South Texas, the shallow waters of the Gulf of Mexico and the Arkoma Basin with additional production in East Texas, South Louisiana and West Virginia. For more information, visit the company's website at www.houstonexploration.com.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company's current expectations and are based on currently available information. Important factors that could cause actual results to materially differ from the company's current expectations include price volatility, the risk of future writedowns, the inability to meet substantial capital requirements, the constraints imposed by current indebtedness, reserve replacement risks, drilling risks, the risks associated with recent acquisitions, and other factors inherent in the exploration for and production of natural gas and crude oil discussed in the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K for the year ended December 31, 2002.

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Contact:     The Houston Exploration Company
             Melissa Reynolds
             713.830.6887
             mreynolds@houstonexp.com


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